UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2016

Commission file number: 001-33225

Great Lakes Dredge & Dock Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-5336063
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2122 York Road, Oak Brook, IL	60523
(Address of principal executive offices)	(Zip Code)

(630) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On December 30, 2016, Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”), Great Lakes Dredge & Dock Company, LLC, NASDI Holdings, LLC, Great Lakes Dredge & Dock Environmental, Inc., Great Lakes Environmental & Infrastructure Solutions, LLC and Great Lakes Environmental & Infrastructure, LLC (collectively with the Company, the “Credit Parties”) entered into a revolving credit and security agreement (the “Credit Agreement”) with certain financial institutions from time to time party thereto as lenders, PNC Bank, National Association, as Agent (the “Agent”), PNC Capital Markets, The PrivateBank and Trust Company, Suntrust Robinson Humphrey, Inc., Capital One, National Association and Bank of America, N.A., as Joint Lead Arrangers and Joint Bookrunners, Texas Capital Bank, National Association, as Syndication Agent and Woodforest National Bank, as Documentation Agent. The Credit Agreement, which replaced the Company’s former revolving credit agreement described below under Item 1.02, provides for a senior secured revolving credit facility in an aggregate principal amount of up to $250 million, subfacilities for the issuance of standby letters of credit up to a $250 million sublimit and swingline loans up to a $25 million sublimit. The maximum borrowing capacity under the Credit Agreement is determined by a formula and may fluctuate depending on the value of the collateral included in such formula at the time of determination.   The Credit Agreement also includes an increase option that will allow the Company to increase the senior secured revolving credit facility by an aggregate principal amount of up to $100 million. This increase is subject to lenders providing incremental commitments for such increase, the Credit Parties having adequate borrowing capacity and provided that no default or event of default exists both before and after giving effect to such incremental commitment increase.

The Credit Agreement contains customary representations and affirmative and negative covenants, including a springing financial covenant that requires the Credit Parties to maintain a fixed charge coverage ratio (ratio of earnings before income taxes, depreciation and amortization, net interest expenses, non-cash charges and losses and certain other non-recurring charges, minus capital expenditures, income and franchise taxes, to net cash interest expense plus scheduled cash principal payments with respect to debt plus restricted payments paid in cash) of not more than 1.10 to 1.00.  The Credit Parties are also restricted in the amount of capital expenditures they may make in each of the next three fiscal years.  The Credit Agreement also contains customary events of default (including non-payment of principal or interest on any material debt and breaches of covenants) as well as events of default relating to certain actions by the Company’s surety bonding providers. The obligations of the Credit Parties under the Credit Agreement will be unconditionally guaranteed, on a joint and several basis, by each existing and subsequently acquired or formed material direct and indirect domestic subsidiary of the Company. Borrowings under the Credit Agreement will be used to refinance existing indebtedness under the Company’s former revolving credit agreement described below under Item 1.02, refinance existing indebtedness under the Company’s former term loan agreement described below under Item 1.02, pay fees and expenses related to the Credit Agreement, finance acquisitions permitted under the Credit Agreement, finance ongoing working capital and for other general corporate purposes. The Credit Agreement matures on December 30, 2019; provided that the maturity date shall be accelerated to November 3, 2018 if the Company fails to refinance its unsecured senior notes that mature February 1, 2019.  The refinanced notes must have a maturity on or after March 31, 2020.

The obligations under the Credit Agreement are secured by substantially all of the assets of the Credit Parties. The outstanding obligations thereunder shall be secured by a valid first priority perfected lien on substantially all of the vessels of the Credit Parties and a valid perfected lien on all domestic accounts receivable and substantially all other assets of the Credit Parties, subject to the permitted liens and interests of other parties (including the Company’s surety bonding provider).

Interest on the senior secured revolving credit facility of the Credit Agreement is equal to either a Base Rate option or LIBOR option, at the Company’s election. The Base Rate option is (1) the base commercial lending rate of PNC, National Association, as publically announced plus (2)(a) an interest margin of 2.0%  or (b) after the date on which a borrowing base certificate is required to be delivered under Section 9.2 of the Credit Agreement (commencing with the fiscal quarter ending December 31, 2017, the “Adjustment Date”), an interest margin ranging between 1.5% and 2.0% depending on the quarterly average undrawn availability on the senior secured revolving credit facility.  The LIBOR option is the sum of (1) LIBOR and (2) (a) an interest margin of 3.0% or (b) after the Adjustment Date, an interest rate margin ranging between 2.5% to 3.0% per annum depending on the quarterly average undrawn availability on the senior secured revolving credit facility. The Credit Agreement is subject to an unused fee ranging from 0.25% to 0.375% per annum depending on the amount of average daily outstandings under the senior secured revolving credit facility. The foregoing description of the contract does not purport to be complete and is qualified in its entirety by reference to the text thereof, which will be filed as an exhibit to the Registrant’s annual report on Form 10-K for the year ended December 31, 2016.

Item 1.02 — Termination of a Material Definitive Agreement.

On December 30, 2016, upon effectiveness of the Credit Agreement described above in Item 1.01, the Company terminated the credit agreement (as amended, the “Prior Revolving Credit Agreement”) with Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender, various other financial institutions as lenders and certain subsidiaries of the Company as Loan Parties entered into on June 4, 2012. The Prior Revolving Credit Agreement provided for a revolving credit facility of up to $210 million in borrowings and included sublimits for the issuance of letters of credit and swingline loans. The Prior Revolving Credit Agreement would have matured on June 4, 2017.

Outstanding principal and interest under the Prior Revolving Credit Agreement was $50,671,058.74 and outstanding letters of credit were refinanced into the new Credit Agreement. All security interests that the Company had granted to the lenders of the Prior Revolving Credit Agreement were released.

Also on December 30, 2016, upon effectiveness of the Credit Agreement described above in Item 1.01, the Company terminated the loan and security agreement (as amended, the “Prior Term Loan Agreement”) with Bank of America, N.A., as Administrative Agent, various other financial institutions as lenders and Great Lakes Dredge & Dock Company, LLC as guarantor entered into on November 4, 2014.  The Prior Term Loan Agreement provided for a term loan facility of $50 million. The Prior Term Loan Agreement would have matured on November 4, 2019.

Outstanding principal and interest under the Prior Term Loan Agreement was $40,673,913.07. All security interests that the Company had granted to the lenders of the Prior Term Loan Agreement were released.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Chief Executive Officer and Appointment of Interim Chief Executive Officer

As previously disclosed, Chief Executive Officer Jonathan W. Berger notified the Board in October 2015 of his intention to retire, effective as of the earlier of April 13, 2017 or a date chosen by the Board. On January 4, 2017, the Company announced that Mr. Berger’s retirement as Chief Executive Officer would be effective as of January 3, 2017 and that Mark W. Marinko would be appointed as Interim Chief Executive Officer, effective as of the same date. The Board has also accepted Mr. Berger's resignation from the Board of Directors, effective January 3, 2017. In addition, the Company has agreed to reimburse Mr. Berger for up to $10,000 in relocation expenses.

As of the effective date of the retirement of Mr. Berger, the Company is aware of no disagreements between Mr. Berger and the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Berger’s retirement, he is entitled to certain compensation and benefits under the terms of his previously disclosed Amended and Restated Employment Agreement (“Employment Agreement”), including: (i) payment of his base salary through his originally announced retirement date of April 13, 2017; (ii) payment of accrued and unused vacation; (iii) if earned, an incentive compensation award for fiscal year 2016, payable at the same time and in the same manner as all other incentive compensation recipients; (iv) benefits under the Company’s Supplemental Savings Plan and employee benefits plans through April 13, 2017; and (v) full vesting of his outstanding long-term incentive awards.

Mr. Berger remains bound to certain restrictive covenants as set forth in his Employment Agreement, including with respect to non-competition, non-solicitation and confidentiality and will execute a customary release. The parties further agreed to a mutual non-disparagement clause.

Mr. Marinko, 54, has served as the Company’s Senior Vice President and Chief Financial Officer since June 2014. Mr. Marinko has a strong background in operations and finance working for TransUnion, LLC, a global information solutions company, through August 2013. Mr. Marinko was most recently President of the Consumer Services division at TransUnion leading the direct to consumer business market, customer service, consumer compliance and marketing for the credit information company. Prior to his position as President, Mr. Marinko had been in increasing accounting and financial roles as Controller and Vice President of Finance at TransUnion since 1996. Prior to TransUnion, Mr. Marinko served as Controller of Official Airline Guides. In his over 30 years of professional experience, Mr. Marinko has held roles specializing in accounting, finance, sales, systems and business operations. Mr. Marinko earned a Bachelor’s of Arts degree in Accounting and Business Administration from Augustana College.

During Mr. Marinko’s service as Interim Chief Executive Officer, he shall receive a base salary increase of $15,000 per month.

Appointment of Chairman of the Board of Directors

On January 3, 2017, the Board appointed current director Robert B. Uhler as Chairman of the Board, effective immediately. Mr. Uhler replaced Major General (Ret.) Michael J. Walsh, who resigned as Chairman of the Board but remains as a director.

Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Exhibit

99.1	Press release of Great Lakes Dredge & Dock Corporation, dated January 4, 2017

99.2	Press release of Great Lakes Dredge & Dock Corporation, dated January 6, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Great Lakes Dredge & Dock Corporation
(registrant)

By:	/s/ Mark W. Marinko
Mark W. Marinko
Senior Vice President, Chief Financial Officer and Interim Chief Executive Officer

Date: January 6, 2017

EXHIBIT INDEX

Number	Document Description

99.1	Press release of Great Lakes Dredge & Dock Corporation, dated January 4, 2017

99.2	Press release of Great Lakes Dredge & Dock Corporation, dated January 6, 2017